Therapeutic Solutions International, Inc.
Discover the future

701 Wild Rose Lane
Elk City, ID, 83525

4093 Oceanside Blvd. Suite B
Oceanside, CA, 92056

January 20, 2023

SENT VIA U.S. CERTIFIED MAIL & ELECTRONIC TRANSMISSION

Jadi Cell, LLC
1100 Biscayne Blvd., #6104
Miami, Florida 33132
Em: dallaspatel@gmail.com
Attention: Dr. Amit Patel, MD,
Managing Member

W. Michael Black
Mitchell, Barlow & Mansfield, P.C.
Nine Exchange Place, Suite 600
Salt Lake City, Utah 84111
Office (801) 998-8888
Direct (801) 456-7638
Em: mblack@mbmlawyers.com

Dear Mr. Black,

On January 11th we requested from the University of Miami ("UM"), based upon an internal audit and discovery of disturbing information, validation that the cell doses that are to be used as referenced in the cleared phase 3 IND (IND 19757 Serial No. 0018), and are the subject of Therapeutic Solutions International, Inc.'s ("TSOI") agreement with them (as well as our EPLA with Jadi Cell LLC), are the claimed cells of the '176 patent (US Patent 9,803,176 B2). We requested the associated description of the cell numbers received and characterization documentation, along with temperature logs, chain of custody logs, and regulatory paperwork including the cGMP paperwork received from Jadi Cell LLC for the "free aliquots" that were delivered. In addition, if the cells were delivered by a third-party courier service certified for GMP biologics transport, we would also request those documents as well.

Yet, there has been no response. Therefore, as more than a courtesy and in addition to our prior request to you that you provide us immediately or as soon as possible the available documentation associated with the cells including temperature logs, chain of custody logs, and regulatory paperwork since December of 2020 – the time period of negotiations for the exclusive world-wide patent license for lung indications – up to the present, please assist UM and TSOI in providing adequate assurance that all documentation is complete as related to the Master Cell Bank and any cells used related to the IND for any purpose, including with Restem LLC, Arugula Sciences LLC, UM, and/or any other entities. In addition, we request copies of both Certifications done by Charles River.

As time is of the essence, we appreciate your immediate attention and cooperation in this matter.

Timothy G. Dixon
President and CEO
Therapeutic Solutions International

CC: Thomas Ichim, PhD
Hugh D. Kelso III, Esq.